Accounting & Consulting Group, LLP
Certified Public Accountants

To the Members of the Board of Directors and
the Audit Committee of
PSM Holdings, Inc.
1112 North Main Street
Roswell, NM 88201

To the Audit Committee and Board of Directors:

We hereby consent to the use of our report dated October 12, 2011 relating to the financial statements of PSM Holdings, Inc. and Subsidiary for the year ended June 30, 2011, and to the references to our firm, in the Form S-8 to be filed on January 24, 2012.

Sincerely,

Accounting & Consulting Group, L.L.P.

Accounting & Consulting Group, LLP
Albuquerque, New Mexico
January 24, 2012